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                                                                   EXHIBIT 23.2
              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the captions "Experts", "Summary Financial and Other Operating Data" and "Selected Financial and Other Operating Data" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-44875) and related Prospectus of Intermedia Communications Inc. for the registration of $400,000,000 8 1/2% Series B Senior Notes due 2008 and to the incorporation by reference therein of our report dated February 10, 1997, except for Note 13, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Tampa, Florida

February 9, 1998